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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Nine Months Ended
                                                      September 30,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $160,390      $174,564
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         358,129       360,852
  Implicit interest in rents                       10,102        11,064

Total earnings                                   $528,621      $546,480

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $358,129      $360,852
  Implicit interest in rents                       10,102        11,064

Total fixed charges                              $368,231      $371,916


Ratio of earnings to fixed charges                   1.44          1.47

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